SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a)

OF THE SECURITIES EXCHANGE ACT OF 1934

(AMENDMENT NO. ____)

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Preliminary Proxy Statement

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Definitive Proxy Statement

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Soliciting Material Pursuant to §240.14a-12

SCHOOL SPECIALTY, INC
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FOR IMMEDIATE RELEASE FRIDAY, AUGUST 19, 2005 Contact:
	David J. Vander Zanden	Mary Kabacinski
W6316 Design Drive, Greenville, WI 54942	President / CEO	EVP / CFO
P.O. Box 1579, Appleton, WI 54912-1579	920-882-5602	920-882-5852

SCHOOL SPECIALTY SIGNS AGREEMENT TO ACQUIRE DELTA EDUCATION;

BAIN TRANSACTION SHAREHOLDER VOTE TO BE HELD ON SEPTEMBER 12

●	Agreement reached to acquire Delta Education, a science company
●	Thomas H. Lee to join Bain Capital in the acquisition of School Specialty
●	Term loan arranged to finance Delta transaction
●	Special shareholders’ meeting to adjourn on August 23 and reconvene on September 12

Greenville, WI, August 19, 2005—School Specialty (NASDAQ:SCHS), the leading education company providing supplemental learning products to the preK-12 market, today announced that it has signed a definitive agreement to acquire all of the membership interests of Delta Education, LLC (“Delta”) from Wicks Learning Group, LLC, an affiliate of the Wicks Group of Companies L.L.C., a New York-based private equity firm, for $272 million.

School Specialty (the “Company”) plans to finance the transaction using availability under its current credit facility and drawing on a Term Loan Credit Agreement with Bank of America, N.A. entered into on August 19, 2005 by School Specialty and certain of its subsidiaries and affiliates. The Term Loan Credit Agreement provides for a term loan in the principal amount of $100 million with a maturity of April 12, 2006. The transaction, which is subject to regulatory approval, is expected to close in August 2005.

Delta is the exclusive publisher of inquiry based hands-on science curriculum for the elementary school market developed by the University of California, Berkeley. Based in Nashua, NH, Delta provides market-leading programs based on proprietary research that are designed to meet the growing need for alternatives to traditional science textbooks in today’s classroom. Its products include comprehensive science kits, books, instructional materials and educational software. As part of the Delta transaction, School Specialty has also acquired its Educators Publishing Service (“EPS”) division, a supplemental publisher of reading titles for grades K-8.

“We are pleased to welcome Delta to the School Specialty family of education franchises,” said David Vander Zanden, President and Chief Executive Officer of School Specialty, Inc. “The proprietary science products and hands-on learning experiences offered by Delta are a strong complement to our Frey Scientific line and give us a leading market position in preK-12 science education. The EPS division of Delta will enhance the offerings of our School Specialty Publishing Division.  We believe the acquisition will be accretive, on a forward 12-month basis, in the range of $0.12 to $0.15 per diluted share.  Due to the seasonality of Delta’s business and the projected close date at the end of this year’s busy season, we would expect the transaction to be dilutive to earnings for the rest of School Specialty’s fiscal year in the range of $0.25 to $0.27.”

On May 31, 2005, School Specialty signed a definitive merger agreement (the “Merger Agreement”) to be acquired by an affiliate of Bain Capital Partners, LLC (the “Buyer”) for $49.00 per share in cash.  In connection with the acquisition of Delta, School Specialty and the Buyer have entered into an amendment to the Merger Agreement.  Under the terms of the amendment, the Buyer has consented to School Specialty’s acquisition of Delta, has agreed that none of School Specialty’s representations and warranties under the Merger Agreement apply to Delta, and has agreed that the adjournment of the special meeting described below will not constitute a violation of the Merger Agreement.

School Specialty intends to file a Form 8-K with the U.S. Securities and Exchange Commission (the “SEC”) regarding the Delta transaction and will attach to the filing a copy of the definitive agreement to acquire Delta, certain historical financial information of Delta, certain pro forma financial information of School Specialty giving effect to the acquisition of Delta, the amendment to the Merger Agreement and several other related documents. All parties desiring information regarding this transaction are urged to review the contents of the Form 8-K when it is available on the SEC’s website at www.sec.gov.

Bain Transaction Shareholder Vote to be Held on September 12

School Specialty also announced that its August 23, 2005 special shareholders’ meeting will be convened as scheduled and adjourned until September 12, 2005, without a vote on the proposal relating to the Merger Agreement or the adjournment proposal set forth in the notice of the special meeting dated July 19, 2005.

The purpose of the planned adjournment is to provide the School Specialty shareholders with sufficient time to review a forthcoming proxy supplement containing additional information regarding the pending acquisition of Delta and certain other matters.  School Specialty anticipates mailing such proxy supplement to its shareholders beginning August 22, 2005 and will file such proxy supplement with the SEC on or before that date, following which it will be available free of charge on the SEC’s website at www.sec.gov.  No action in connection with this supplement is required by any shareholder who has previously delivered a proxy for use at the special meeting and who does not wish to revoke that proxy or change his or her vote.

The Board of Directors of School Specialty has adopted an amendment to School Specialty’s by-laws that permits the Chairman of the Board or any other duly authorized officer to adjourn the special meeting for the purpose of disseminating additional information. The special meeting will be reconvened on Monday, September 12, 2005, at 8:00 a.m., local time, at School Specialty’s offices located at W6316 Design Drive, Greenville, Wisconsin 54942. At the reconvened meeting, School Specialty expects to submit to a vote of its shareholders the proposal relating to the Merger Agreement and, if necessary, the adjournment proposal.

Thomas H. Lee Partners joins Bain Capital in School Specialty Acquisition

Additionally, with regard to the pending merger, School Specialty today announced that Thomas H. Lee Partners will join Bain Capital as an investor in the acquisition of the Company.  It is expected that upon closing Bain Capital will have a 60% stake in the Company and Thomas H. Lee Partners with hold a 40% stake, with each firm’s position to be reduced pro-rata to reflect the potential ownership stake to be held by management.

"Our firm has significant experience in the education market, and an extensive track record of successfully investing in the sector," said Chuck Brizius, Managing Director of Thomas H. Lee Partners. "We are pleased at the opportunity to invest in a market leading education company and look forward to partnering with Bain Capital to maximize School Specialty’s potential.”

About School Specialty, Inc.

School Specialty is an education company that provides innovative and proprietary products, programs and services to help educators engage and inspire students of all ages and abilities.

Through each of our leading brands, we design, develop and provide preK-12 educators with the latest and very best resources in the areas of early childhood, arts education, reading and literacy, personal effectiveness and character education, coordinated school health, special learning needs, core academics, and career development as well as classroom essentials and learning environments. Working in collaboration with educators, School Specialty reaches beyond the scope of textbooks to help teachers, guidance counselors and school administrators ensure that every student reaches his or her full potential.

For more information about School Specialty and each of our brands visit http://www.schoolspecialty.com.

About Delta Education

Delta Education is the leading hands-on science publisher in the elementary school market and develops scientifically validated learning materials designed to be effective with students of differing learning styles and differing aptitudes. Delta is the exclusive publisher of Full-Option Science System (“Foss®”), the market leading alternative science education program. Delta’s secondary science offering includes innovative core curricula for grades 6-12, integrating textbooks, lab equipment and teacher support materials as well as supplementary laboratory exercises and educational software. Through EPS, Delta produces materials for reading instruction that are focused on phonics, comprehension, vocabulary development and fluency for grades K-8. EPS offers an extensive list of proprietary reading programs based on the multi-sensory techniques originally developed to teach dyslexic children. These methods have proven effective with students of all abilities and are now widely accepted by educators.

About Bain Capital

Bain Capital (www.baincapital.com) is a global private investment firm that manages several pools of capital including private equity, high-yield assets, mezzanine capital, venture capital and public equity with more than $26 billion in assets under management. Since its inception in 1984, affiliates of Bain Capital have made private equity investments and add-on acquisitions in over 230 companies around the world including such leading education industry companies as Houghton Mifflin, The Learning Company, Jostens Learning and Bright Horizons. Headquartered in Boston, Bain Capital has offices in New York, London and Munich.

About Thomas H. Lee Partners

Thomas H. Lee Partners, L.P. is a Boston-based private equity firm focused on identifying and acquiring substantial ownership positions in growth companies.  Founded in 1974, Thomas H. Lee Partners currently manages approximately $12 billion of committed capital, including its most recent fund, the $6.1 billion Thomas H. Lee Equity Fund V.  Notable transactions sponsored by the firm include: Axis Capital Holdings, Endurance Specialty Insurance, Fisher Scientific International, General Nutrition Centers, Houghton Mifflin, Michael Foods, Nortek, ProSiebenSat.1, Rayovac, Refco Group, Simmons Company, Snapple Beverage, Transwestern Publishing, Warner Chilcott, and Warner Music Group.

Important Legal Information

To obtain a copy of the Merger Agreement, which has been filed as an exhibit to a Form 8-K filed with the SEC, go School Specialty’s website, http://www.schoolspecialty.com. In connection with School Specialty's solicitation of proxies with respect to the Special Meeting, School Specialty has filed with the SEC, and furnished to shareholders of School Specialty, a proxy statement dated July 19, 2005 (the “Proxy Statement”).  As described above, School Specialty intends to distribute a supplement to the Proxy Statement on or about August 22, 2005.  SHAREHOLDERS ARE ADVISED TO READ THE PROXY STATEMENT DISTRIBUTED TO SHAREHOLDERS AND THE SUPPLEMENT WHEN AVAILABLE BECAUSE THEY CONTAIN IMPORTANT INFORMATION.  Shareholders may obtain a free-of-charge copy of the Proxy Statement, the supplement (when available) and other relevant documents filed with the SEC from the SEC's website at http://www.sec.gov. Shareholders may also obtain a free-of-charge copy of the Proxy Statement, the supplement (when available) and other relevant documents by directing a request by mail or telephone to School Specialty, Inc., W6316 Design Drive, Greenville, Wisconsin 54942, Attention: Chief Financial Officer, Telephone: (920) 734-5712, or from School Specialty's website, http://www.schoolspecialty.com.  School Specialty and certain of its directors, executive officers and other members of management and employees may, under the rules of the SEC, be deemed to be "participants" in the solicitation of proxies from shareholders of School Specialty in favor of the proposed merger. Information regarding the persons who may be considered "participants" in the solicitation of proxies is set forth in School Specialty's Proxy statement as filed with the SEC. Information regarding certain of these persons and their beneficial ownership of School Specialty common stock as of July 12, 2005 is also set forth in the Proxy Statement.

Cautionary Statement Concerning Forward-Looking Information

Any statements made in this press release about future results of operations, expectations, plans or prospects, including statements regarding completion of the transactions contemplated by the Merger Agreement and the Delta acquisition agreement, constitute forward-looking statements.  Forward-looking statements also include those preceded or followed by the words “anticipates,” “believes,” “could,” “estimates,” “expects,” “intends,” “may,” “should,” “plans,” “targets,” and/or similar expressions.  These forward-looking statements are based on School Specialty’s current estimates and assumptions, and, as such, involve uncertainty and risk.  Forward-looking statements are not guarantees of future performance, and actual results may differ materially from those contemplated by the forward-looking statements. School Specialty may not be able to complete the transactions contemplated by the Merger Agreement and the Delta acquisition agreement on the terms described above or other acceptable terms or at all because of a number of factors, including the failure to obtain shareholder approval of the Merger Agreement, the failure of the Buyer to obtain financing, the failure to receive necessary regulatory approvals, the failure to satisfy other closing conditions or the factors described in School Specialty's other filings with the Securities and Exchange Commission, including Exhibit 99.2 to School Specialty's Annual Report on Form 10-K for the fiscal year ended April 30, 2005, which factors are incorporated herein by reference.  Except to the extent required under the federal securities laws, School Specialty does not intend to update or revise the forward-looking statements.

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